Exhibit 99.1
The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

GENLYTE ANNOUNCES RECORD FOURTH QUARTER AND FULL-YEAR 2006 SALES AND EARNINGS

Louisville, KY, January 30, 2007. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced record fourth quarter 2006 earnings per share of $1.11 compared to 2005 earnings per share of $0.82. Net income was $32.0 million, up 36.6% from the fourth quarter of 2005.

Fourth quarter 2006 net sales of $379.2 million, a fourth quarter record, were 22.7% higher than the $309.0 million reported for the same period last year. Recent acquisitions, including JJI Lighting, Strand Lighting, and Carsonite, accounted for approximately 65% of the sales increase.

Year-to-date earnings per share of $5.37 and net income of $154.5 million were up 79.6% and 82.1%, respectively, from 2005. Sales for the full year increased 18.6% from $1.252 billion to $1.485 billion.

Fourth quarter 2006 net income increased significantly over 2005 partially due to some notable items. Specifically, in the fourth quarter of 2005, the company incurred selling and administrative expenses of $3.2 million related to the new San Marcos plant consolidation and San Leandro plant relocation. The company also experienced $1.4 million in start-up inefficiencies. In addition, during the fourth quarter of 2006, the company recognized $1.3 million in foreign currency exchange gain related to a stronger Canadian dollar. Net income during the fourth quarter of 2006 was also negatively impacted by $354 thousand for costs related to a strike at our Ledalite division in Canada, which was settled shortly before year-end.

Year-to-date income before income taxes includes a realized $7.2 million foreign currency exchange gain, recorded in the second quarter, related to the return of capital from Canada that was used for acquisitions. The $7.2 million gain was previously recognized through the currency translation adjustment (CTA) section of accumulated other comprehensive income, which is part of stockholder’s equity. The distribution to the U.S. triggered a permanent recognition of the related CTA gain into pre-tax income. Year-to-date net income and earnings per share results were also significantly impacted by the $24.7 million tax provision benefit, recorded in the first quarter, related to the January 2006 change in corporate tax structure of Genlyte Thomas Group from a partnership status to a corporate status.

Chairman, President and Chief Executive Officer Larry Powers said, “Once again, we are pleased to report that sales and net income for the fourth quarter and the year were a record. Approximately half of the full year sales increase is attributed to our recent acquisitions of JJI, Strand, and Carsonite. In addition, we are experiencing continued strength in our commercial construction markets. Our introduction of higher margin product lines and a modest price increase helped us achieve higher sales and gross profit margins. During 2006 we benefited somewhat from purchase agreements that buffered or delayed the impact of many of our cost increases. Our costs for raw materials, such as aluminum and steel, and other costs such as freight, energy, and employee benefits continue to increase. As a result, many of our divisions have announced price increases effective during January or February.

“During 2007, we expect our primary commercial construction markets to be relatively healthy. The residential market, which has been relatively strong during the past few years, began to soften during the last half of 2006 and it is expected to soften further during 2007. We are committed to maintaining our performance by controlling costs, introducing new products, and growing sales.”

Vice President and Chief Financial Officer Bill Ferko said, “In addition to our sales and earnings performance, we are pleased with the cash flow results achieved in 2006. During the fourth quarter, cash flow from operations of $92 million less plant and equipment investments of $9 million provided $83 million compared to the same quarter of 2005 when cash flow from operations of $68 million less plant and equipment investments of $7 million provided $61 million. The 2006 record full-year cash flow from operations of $146 million less capital expenditures of $27 million provided $119 million compared to 2005 when cash flow from operations of $131 million less capital expenditures of $39 million provided $92 million.

“We closed the fourth quarter of 2006 with total debt of $147.9 million compared to $166.4 million in 2005. Our total debt less cash and short-term investments (net debt position) was $71.2 million at the end of the fourth quarter compared to a net debt position of $154.5 at the end of the third quarter of 2006, and a net debt position of $70.7 million at the end of 2005.”

Pursuant to the Sarbanes-Oxley requirements, the company’s independent registered public accounting firm’s audit opinion with respect to the year-end financial statements will not be dated until the company completes the final 10-K report, which is anticipated to be filed with the SEC no later than March 1, 2007. Accordingly, the financial results reported in this earnings release are preliminary and are subject to adjustment.

To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the company has presented a table of adjusted operating results, which includes non-GAAP financial information. This non-GAAP financial information is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items of operating results that were unusual and not indicative of the company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this news release has been reconciled to the nearest GAAP measure.

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11 a.m. EST on January 30, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from http://www.visualwebcaster.com/event.asp?id=37461. An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte sells lighting and lighting accessory products under the major brand names of Alkco, Allscape, Ardee, Canlyte, Capri/Omega, Carsonite, Chloride Systems, Crescent, D’ac, Day-Brite, Gardco, Guth, Hadco, High-Lites, Hoffmeister, Lam, Ledalite, Lightolier, Lightolier Controls, Lumec, Morlite, Nessen, Quality, Shakespeare Composite Structures, Specialty, Stonco, Strand, Thomas, Vari-Lite, Vista, and Wide-Lite.

Certain statements in this news release, including without limitation expectations as to future sales and operating results, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Words such as “expects,” “anticipates,” “believes,” “plans,” “intends,” “estimates,” “projects,” “forecasts,” and similar expressions are intended to identify such forward-looking statements. The statements involve known and unknown risks, uncertainties, and other factors which may cause the company’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: the highly competitive nature of the lighting business; the overall strength or weakness of the economy, construction activity, and the commercial, residential, and industrial lighting markets; the ability to maintain or increase prices; customer acceptance of new product offerings; ability to sell to targeted markets; the performance of our specialty and niche businesses; availability and cost of input materials; work interruption by union employees; increases in energy and freight costs; workers’ compensation, casualty and group health insurance costs; increases in interest costs arising from an increase in rates; the operating results of recent acquisitions; future acquisitions; foreign currency exchange rates; changes in tax rates or laws, and changes in accounting standards. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

The table below presents a comparison of condensed consolidated statements of income (unaudited and preliminary) for the three months and twelve months ended December 31, 2006 and 2005, as well as adjusted net income and the impact of the adjustments on earnings per share for the one-time foreign currency exchange gain and the tax provision benefit.

	For the three months ended

	December 31, 2006	December 31, 2005	% Change

Net Sales	$379,184	$308,973	22.7%

Operating Profit	$51,789	$38,718	33.8%

Net Income	$31,997	$23,427	36.6%

E.P.S. (1)	$1.11	$0.82	35.4%

Average Shares Outstanding (1)	28,948	28,544	1.4%

	For the twelve months ended

	December 31, 2006	December 31, 2005	% Change

Net Sales	$1,484,833	$1,252,194	18.6%

Operating Profit	$208,334	$149,342	39.5%

Net Income	$154,481	$84,844	82.1%

E.P.S. (1)	$5.37	$2.99	79.6%

Average Shares Outstanding (1)	28,790	28,366	1.5%

Foreign Currency Exchange Gain (after tax) (2)	$(4,447)	$-	100.0%

Tax Provision Benefit (2)	$(24,715)	$-	100.0%

Adjusted Net Income	$125,319	$84,844	47.7%

Impact of adjustments on E.P.S.	$1.01	$-	100.0%

(1) Fully diluted, and adjusted for the May 23, 2005 two-for-one stock split.
(2) The adjustments above are provided to present 2006 results on a more comparable basis with 2005.

The foregoing unaudited figures have been approved by the management of The Genlyte Group Incorporated for official release on the date indicated.